Exhibit (17)(d)

                    HAWAII MUNICIPAL FUND INVESTOR CLASS
                          HAWAII INTERMEDIATE FUND

                    SUPPLEMENT DATED MAY 23, 2007 TO THE
                       PROSPECTUS DATED FEBRUARY 1, 2007

This fee table has been restated for the current fiscal year because the Investment Manager is no longer voluntarily waiving a portion of its management fee and the Distributor and Shareholder Servicing Agent are receiving fees for marketing, distribution, and shareholder servicing related expenses.

                      RISK RETURN SUMMARY:  FEE TABLE
                   HAWAII INTERMEDIATE FUND INVESTOR CLASS

This table describes the fees and expenses that you may pay if you buy and hold Investor Class shares of the Hawaii Intermediate Fund.


Shareholder Fees (fees paid directly from your investments)		NONE
	Shares are offered for investment without any sales charges.

Annual Fund Operating Expenses (expenses that are deducted from Fund assets)
Management Fees                                       0.50%
Distribution (12b-1) Fees                             0.15%
Other Expenses1                                       0.55%
                                                      -----
     Total Annual Fund Operating Expenses             1.20%
                                                      =====

1"Other Expenses" include shareholder servicing fees, which are 0.10% of total net assets.

       Distribution (12b-1) Fees, Other Expenses and Total Annual Fund Operating Expenses have been restated to reflect fees paid to the Distributor and Shareholder Servicing Agent for marketing, distribution, and shareholder servicing related activities. The Fund has arrangements with its custodian bank to reduce fees through custodian arrangements. Such credits reduced Total Annual Operating Expenses 0.32% but may cease at any time. As a result of these custody credits, Total Annual Fund Operating Expenses are 0.88%.

EXAMPLE
       This example is intended to help compare the cost of investing in this class of the Fund with the cost of investing in other mutual funds. The example assumes an investment of $10,000 in the Fund for the time periods indicated, and a redemption of all shares at the end of those periods. The example also assumes the investment has a 5% return each year and that the Fund's operating expenses remain the same. Although actual costs may be higher or lower, based on these assumptions costs would be:

             1 year       3 years         5 years      10 years
              $122         $381             $660        $1,455


SHAREHOLDERS SHOULD RETAIN THIS SUPPLEMENT WITH THE PROSPECTUS FOR FUTURE
                                  REFERENCE.